Exhibit 10.25

EXECUTIVE RETENTION AGREEMENT

     THIS AGREEMENT by and between AOL México, S. de R.L. de C.V. (the “Company”), company duly registered in accordance with Mexican Law and EDUARDO A. ESCALANTE CASTILLO (the “Executive”) is made as of June 5, 2004 (the “Effective Date”).

     WHEREAS, the Executive is employed by the Company, which is a subsidiary of America Online Latin America, Inc., a corporation of the State of Delaware in the United States of America (“AOLA”), and because of his employment, possesses detailed knowledge of AOLA and the Company and its business operations, as a result of which the Executive’s continued service to the Company is very important to the future success of AOLA and the Company; and

     WHEREAS, AOLA and the Company have recognized that, as is the case with many publicly-held corporations, the possibility of a change in control of AOLA exists and that such possibility, and the uncertainty and questions which it and the current financial condition of AOLA and the Company may raise among key personnel, may result in the departure or distraction of key personnel to the detriment of AOLA and the Company and their stockholders; and

     WHEREAS, the Company and the Compensation Committee and the Special Committee of the Board of Directors of AOLA have determined that appropriate steps should be taken to reinforce and encourage the continued employment and dedication of the Company’s key personnel.

     NOW, THEREFORE, as an inducement for and in consideration of the Executive remaining in the employ of the Company, the Company agrees that the Executive shall receive the benefits set forth in this Agreement.

     1. Retention Bonus. If, and only if, the Executive remains employed by the Company through July 1, 2005, the Company shall pay the Executive on July 1, 2005, a lump sum payment (the “Retention Bonus”) in the amount of US$200,000.00 provided, that in the event any of the following events occurs prior to July 1, 2005, the company will pay the Executive or his estate the Retention Bonus on the date of the occurrence of the applicable event: (a) the Company notifies the Executive the termination of Executive’s employment without Cause or as a result of the Executive’s Disability; (b) the Executive provides a legitimate Notice of Termination with respect to the termination of his employment for Good Reason; or (c) the Executive dies.

     2. Equity Compensation. On the date hereof, AOLA grants to the Executive a non-qualified option to purchase 200,000 shares of the Class A common stock of AOLA pursuant to AOLA’s 2000 Stock Plan (the “Plan”) at a per share exercise price equal to US$1.59 (the “Option”). The Option will become exercisable for 100,000 shares as of January 1, 2005, and for the remaining 100,000 shares as of January 1, 2006. In the event

AOLA should cease to exist for any future reason, the Option granted to the Executive shall extinguish without any liability to the Company or its representatives, directors, shareholders or affiliate companies, operators, head offices, representative offices, branches, etc.

     In the event the Executive’s employment is terminated by the Company without Cause or the Executive terminates his employment for Good Reason, the Option and all other then-outstanding options to purchase AOLA’s class A common stock issued to the Executive (collectively, the “Options”) will become fully exercisable in accordance to the rules provided in the Plan. In the event of a Going Private Event, the Options will become fully exercisable immediately prior to and for purposes of the Going Private Event such that the Executive will be entitled to exercise his options and either participate in the Going Private Event or otherwise dispose of the acquired shares in connection with the Going Private Event. In the event of a Change in Control, in addition to any other rights the Executive may have under the Plan, the Options must either: (a) be assumed by an acquiring entity in accordance with Paragraph 24B(a) of the Plan, in which event the Options will become fully exercisable if the Executive’s employment is terminated without Cause or the Executive terminates his employment for Good Reason; (b) become fully exercisable for purposes of and prior to the termination of the Options pursuant to Paragraphs 24B(b) or (c) of the Plan; or (c) otherwise become fully exercisable immediately prior to the Change in Control. The Option will be subject to all of the other terms and conditions, including terms relating to the termination of the Options, set forth in AOLA’s standard form of Notice of Grant of Stock Options and Option Agreement. To the extent necessary to make the terms of the Options consistent with the provisions of this Agreement, this Agreement constitutes an amendment to the already outstanding Options identified on Exhibit A hereto.

     3. Payments to Executive on Termination of Employment.

3.1.	Payments and Benefits Due on Termination of Employment by the Company Without Cause or as a Result of Disability or by the Executive for Good Reason.

(a)	Payments. If the Executive’s employment is terminated by the Company without Cause or as a result of the Executive’s Disability or if the Executive’s employment is terminated by the Executive for Good Reason, then during the period following the date of the Release and Waiver as defined in the form of document attached as exhibit B and duly signed and delivered to the Company by the Executive, the Executive in addition to any amounts due to the Executive under Paragraph 1 hereof, in the event that the Executive executes and delivers to the Company a Release and Waiver in the form of Exhibit B, together with any other document (collectively, the “Release Documents”) which may be required to release AOLA and the Company from Released Claims (as defined in the form of document attached as exhibit B) under Mexican law hereto within 21 days after the date of the Release and Waiver document, the Executive shall be entitled to be paid (i) a lump-sum amount equal to the greater of (A) the amount legally required to be paid upon the termination, but not including the proportional parts of vacations, vacation bonuses and year-end bonuses or (B) the amount equal to twelve times your monthly base salary, payable within 30 days of the date of the Release and Waiver document, (ii) within 30 days of the date of the Release and Waiver document, such portion of the Executive’s base salary as has accrued by virtue of his employment during the period through the date of the Release and Waiver document that has not yet been paid, together with any amounts for accrued but unused vacation time and for expense reimbursement and similar items which have been properly incurred in accordance with the Company’s policies and in accordance to the Federal Labor Law prior to termination and have not yet been paid, and (iii) on or prior to the date on which bonuses are paid generally to Company employees, the portion of the annual bonus for which the Executive was eligible through the date of the Release and Waiver document that is calculated using the methodology that will be applied to the calculation of bonuses generally (provided that to the extent that performance of personal objectives constitutes a portion of the bonus eligibility calculation, the Executive will be deemed to have achieved 100% of his personal objectives)

(b)	Continuation of Benefits. If the Executive’s employment is terminated by the Company without Cause or as a result of the Executive ´s Disability, or if the Executive’s employment is terminated by the Executive for Good Reason, then the Executive with respect to life insurance, health and dental coverage, in the event that the Executive executes and delivers to AOLA and the Company the Release Documents within 21 days after the date of the Release and Waiver document, the Company at its own discretion shall purchase for the benefit of the Executive and his family, if applicable, life, health and dental insurance coverage, for a period of time of up to twelve months as of the date on which employment is terminated and such termination is formalized by means of the Release and Waiver document referred to herein. The insurance coverage shall be equivalent to that held by the Executive before the date on which employment is terminated, at a cost no greater than that prior to said date.

     3.2. Payments Due on Termination by the Company for Cause or by the Executive Other than for Good Reason or Upon the Death of the Executive. In the event the Company terminates the Executive’s employment for Cause or the Executive terminates his employment other than for Good Reason, or the Executive dies, then the Executive shall be entitled as of the Termination Date to no additional compensation under this Agreement, except: (a) in the case of the death of the Executive, (i) as provided in Paragraph 1 hereof, (ii) within 30 days of the date of death, such portion of the Executive’s base salary as has accrued by virtue of his employment through such date that has not yet been paid, together with any amounts for accrued but unused vacation time and for expense reimbursement and similar items which have been properly incurred in accordance with the Company’s policies and in accordance to the Federal Labor Law prior to termination and have not yet been paid, and (iii) on or prior to the date on which bonuses are paid generally to Company employees, with respect to the fiscal year in which the Executive ´s death occurs, the portion of the annual bonus for which the Executive was eligible through the date of death that is calculated using the methodology that will be applied to the calculation of bonuses generally (provided that to the extent that performance of personal objectives constitutes a portion of the bonus eligibility calculation, the Executive will be deemed to have achieved 100% of his personal objectives); and (b) as otherwise provided under the benefit plans of the Company.

     3.3. Notice of Termination. Any termination of the Executive’s employment by the Executive (other than as a result of death) shall be communicated by written dully signed notice of termination to the Company (a “Notice of Termination”) addressed to the receiving party’s address set forth below or to such other address as the Company may designate by notice hereunder, and shall be (a) delivered by hand; (b) telecopy or (c) overnight courier.

If to the Company:	AOL Mexico Blvd. Manuel Avila Camacho 36 piso 5 Colonia Lomas de Chapultepec C.P. 11000 México, D.F.

     All other notices and communications shall be deemed to have been given either: (a) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above; (b) if made by telecopy, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise; or (c)if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service.

     Any termination by the Company for Cause must be by a Notice of Termination given within 30 days of the Company’s knowledge of the event(s) or circumstance(s) which constitute(s) Cause and will be effective immediately as provided by article 47 of the Federal Labor Law.

     A termination of the Executive’s employment by him for Good Reason must be by a Notice of Termination given within 30 days of the Executive’s knowledge of the event(s) or circumstance(s) that constitute(s) Good Reason, or within 30 days of the end of the cure period, if applicable.

     The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or AOLA, respectively, hereunder or preclude the Executive or AOLA, respectively, from asserting any such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

     4. Key Definitions. As used herein, the following terms shall have the following respective meanings:

     4.1 “Change in Control” means the first to occur of the following four events:

     (a) the date on which AOL and ODC do not own, collectively, shares of capital stock of the Company representing more than 50% of the voting power entitled to be cast at elections for directors (“Voting Power”) of AOLA,

     (b) the date on which AOL and ODC do not collectively have the right to approve the election of (as a stockholder or through its designee on the Special Committee) at least a majority of the Board of Directors of AOLA.

     (c) any Person or Persons other than AOL or ODC acquires any general power to prevent AOLA’s Board of Directors or shareholders from taking action on a substantial range of corporate actions without the approval of such Person or Persons other than pursuant to covenants and agreements of AOLA contained in any loan documents, indentures or similar agreements entered into in connection with any bona fide indebtedness for money borrowed by AOLA after the date hereof, or

     (d) the date on which AOLA sells, leases, exchanges or otherwise transfers (in one transaction or a series of related transactions) all or substantially all of the assets of AOLA to any Person, other than a transaction in which

     (x) AOL and ODC (i) own, collectively, shares of capital stock or other equity securities of the acquiring Person representing more than 50% of the Voting Power or (ii) individually each has the right to approve the election of at least a majority of the board of directors or managers, as applicable, of the acquiring Person, and

     (y) no Person or Persons other than AOL or ODC has any general power described in clause (c) above with respect to such acquiring Person.

     For purposes of this definition of Change in Control: (a) “AOL” means, collectively, America Online, Inc., a Delaware corporation, and Time Warner Inc., a Delaware corporation, and each of their successors, and any of their wholly owned subsidiaries; (b) “ODC” means, collectively, Aspen Investments LLC, a Delaware limited liability company, and Atlantis Investments LLC, a Delaware limited liability company, and each of their successors, any of their wholly owned subsidiaries and any entities wholly owned by Gustavo Cisneros, Ricardo Cisneros or their family members; (c) “Restated Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation as the same may be amended from time to time; and (d) “Person” means an individual, corporation, partnership, limited liability company, joint venture, trust, university, or unincorporated organization, or a government or any agency or political subdivision thereof.

     4.2 “Going Private Event” means the event or transaction which results in AOLA ceasing to be required to file the reports, information and documents required to be filed with the Securities and Exchange Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

     4.3 “Cause” means: (i) your conviction of, or nolo contendere or guilty plea to, a felony (whether any right to appeal has been or may be exercised) or similar concept under Mexican law; (ii) your failure or refusal without proper cause to perform your duties with the Company, if such failure or refusal remains uncured for 20 days after notice to you; (iii) fraud, embezzlement, misappropriation, or reckless or willful destruction of Company property; (iv) breach of any statutory or common law duty of loyalty to the Company or similar concept under Mexican law; (v) your violation of the Confidentiality Agreement, Non-compete and Rights Protection (Confidentiality Agreement) dated November 1st, 1999 or your material violation of AOLA’s or the Company ´s Standards of Business Conduct (it being agreed that any violation of the Insider Trading Policy shall be deemed to be material for purposes of this definition of “Cause”); or (vi) your improper conduct substantially prejudicial to the business of AOLA or the Company and any other applicable as provided by articles 47 and 185 of the Federal Labor Law.

     4.4 “Good Reason” means: (a) a reduction in the Executive’s annual base salary; (b) a reduction in the percentage of the Executive’s base salary for which the Executive is eligible for an annual bonus; (c) a material change by the Company in the Executive’s title, responsibilities or reporting relationship which materially adversely affects his position with the Company or causes it to become of less responsibility or scope, provided that such material change is not in connection with a termination of the Executive’s employment hereunder for Cause, and further provided that a change in the Executive ´s title shall not in and of itself constitute “Good Reason” if such change is made in connection with a transaction resulting in a Change in Control; (d) at any time following a Change in Control, a material increase in the responsibilities and duties of the Executive without a commensurate increase in base salary; or (e) the failure of AOLA to comply with any provision of this Agreement which failure, if capable of remedy, has not been cured within 20 days after notice of such noncompliance has been given by the Executive to the Company, provided that any notice of termination hereunder shall be given within 60 days after the end of such 20-day period; or (f) a requirement by AOLA or the Company that the Executive change his principal place of employment to a location which is outside of the Mexico City metropolitan area.

     4.5 “Disability” means the Executive’s absence from the full-time performance of the Executive’s duties with the Company during 180 natural consecutive days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by the IMSS (Mexican Social Security Institute) or a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative. With the purpose of avoiding any doubt, it is understood that the Executive shall be entitled to the special benefits stipulated herein, payable in the event of termination of employment due to disability, only if the condition of the Executive fulfills the aforementioned definition of disability and the other conditions of this Contract are fulfilled, independent of whether or not, for purposes of the IMSS, the Executive is totally and permanently disabled.

     5. Letter(s) of Credit. In order to assure the Executive the prompt payment of amounts due him under Paragraph 1 of this Agreement, the Company agrees to secure and to keep in place until December 31, 2005 one or more irrevocable letter(s) of credit from

Fifth Third Bank, United States of America, or another bank reasonably acceptable to the Executive in the amount of US$138,000 which shall allow the Executive (or his legal representative) to draw down amounts that in the date of this Agreement is estimated as net amount (after withheld taxes and other mandatory payments to government entities) due him under Paragraph 1 of this Agreement upon certification by the Executive (or his legal representative) and AOLA that payment is due the Executive pursuant to this Agreement; provided, that in the event of the withdrawal covered by the letter(s) of credit (i) the parties shall work jointly and in good faith to ensure timely payment of the taxes and payments, and (ii) based on required withholdings and payments, the parties shall determine if the amount of the withdrawal received by the Executive is greater or less than the actual net amount and, if necessary, the appropriate supplementary payment shall be promptly made. When the Company makes a payment of the amounts due the Executive according to Paragraph 1, the Executive shall promptly cooperate with the Company if the Company requests that the Executive help it to cause the cancellation or termination of the letter(s) of credit (including, if so requested by the Company, to provide the issuing bank a certification stating that the letter(s) of credit is(are) no longer necessary and may be cancelled). Failure by the Company to maintain the letter(s) of credit in force or to renew them at least 30 days before their expiry, shall be grounds for the Executive to receive the Retention Bonus 30 days before expiry of the letter(s) of credit. When, by omission or through incapacity, the Company fails to maintain or renew said letter(s) of credit, the Company shall notify the Executive of this fact within three working days. The Company undertakes to not prevent, hinder or delay the Executive from exercising the guarantee provisions stipulated in this Paragraph 5, and, in addition, undertakes to cooperate with the Executive to promptly provide the bank the aforementioned certification when a payment is due the Executive and to take the necessary steps so that the Executive may exercise and obtain the benefits of said guarantee provisions, in the absence of any fraudulent or illegal conduct by the Executive with respect to said exercise. In the event that a dispute should arise over whether or not the Executive is owed a payment in accordance with Paragraph 1 of this Contract, as a result of which AOLA has refused to provide the aforementioned certification, upon resolution of said dispute pursuant to Paragraph 8 of this Contract, the Company shall pay all legal expenses of the Executive if the Executive prevails, but each party shall pay its own expenses if the Company prevails.

     6. Not an Employment Contract. The Executive and the Company acknowledge: (a) that the Executive is an employee at will of the Company; (b) that this Agreement does not constitute a contract of employment or impose on AOLA or the Company any obligation to retain the Executive as an employee; and (c) that the Executive may terminate his employment with the Company at any time.

     7. Taxes. The Executive will not be entitled to any additional payments in the event the Executive becomes subject to tax under Section 4999 of the Internal Revenue Code or any similar tax (“Excise Tax”) as a result of any payment (within the meaning of Section 280G of the Internal revenue Code or other applicable provision) made pursuant to this Agreement.

     8. Disputes; Arbitration. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board of Directors of the Company and shall be in writing. Any denial by the Board of Directors of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board of Directors shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively before the Local Conciliation and Arbitration Board at Mexico City.

     9. Successors.

     9.1 Successor to the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of AOLA expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a breach of this Agreement and shall constitute Good Reason if the Executive elects to terminate employment. As used in this Agreement, AOLA shall mean AOLA as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement, by operation of law or otherwise.

     9.2 Successor to Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive or his family hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

     10. Miscellaneous.

     10.1 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     10.2 Non-liability of AOLA; Reduction of Payments and Benefits. The Executive acknowledges and agrees that AOLA is not a party to this Agreement and has no liability or obligation under or by virtue of this Agreement. In addition, notwithstanding any provision in this Agreement to the contrary, the payments and benefits (including, without limitation, those measured by time periods) to which the Executive may be entitled hereunder (i) shall be reduced by the amount of the benefits or payments to which the Executive may be entitled to receive from or on behalf of the Company in similar circumstances under the laws of Mexico or collective bargaining or union agreements to which the Company or its subsidiaries may be parties and (ii) if stated to be paid in United States dollars, may be paid, at the option of the Company, in the local currency equivalent using the exchange rate in effect at the time of payment, it being understood and agreed that the payments and benefits to be provided to the Executive hereunder shall be the total payments and benefits the Executive shall be entitled to receive in the circumstances set forth herein.

     10.3 Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of Mexico.

     10.4 Tax Withholding. Any payments provided for hereunder shall be paid net of any applicable tax withholding required under federal, state or local law.

     10.5 Confidentiality. The Executive shall not disclose to any third party the existence or terms of this Agreement, except as may be required by law or for purposes of securing professional financial, tax or legal services.

     10.6 Entire Agreement. This Agreement and the Notice of Grant of Stock Options and Option Agreement dated as of the date hereof (a copy of which is attached to this Agreement as Exhibit C) set forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled. To the extent necessary to make the terms of the already outstanding Options consistent with the provisions of this Agreement, this Agreement constitutes an amendment to the already outstanding Options identified on Exhibit A hereto. In connection with, and in consideration of, the obligations of the Company set forth in this Agreement, the Executive acknowledges and agrees to the continued validity of the Confidentiality Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

AOL MEXICO
By:	/s/ Eduardo A. Escalante Castillo
EDUARDO A. ESCALANTE CASTILLO

Exhibit A

Outstanding Options

Date	Shares	Exercise Price
August 7, 2000	375,000	$8.00
January 2, 2001	150,000	$2.72
April 9, 2002	80,000	$2.12
January 1, 2004	80,000	$1.42

Exhibit B

Release and Waiver

In exchange and consideration for the Company’s promises to me in my Executive Retention Agreement dated ___, I agree to release and discharge unconditionally America Online Latin America, Inc. (“AOLA”), and any successors, subsidiaries, affiliates, related entities, predecessors, merged entities and parent entities, and their respective officers, directors, stockholders, employees, benefit plan administrators and trustees, agents, attorneys, insurers, representatives, affiliates, successors and assigns (collectively, the “Releasees”), from any and all claims, actions, causes of action, demands, obligations or damages of any kind arising from my employment with ___[insert name of appropriate entity] and my separation from employment or otherwise, whether known or unknown by me, which I ever had or now have upon or by reason of any matter, cause or thing, up to an including the day I sign this Release and Waiver (collectively, the “Released Claims”). The Released Claims include, but are not limited to, all claims arising out of or related to any stock options held by me or granted to me by the Company; all claims under Title VII of the Civil Rights Act of 1964, as amended; all claims under the Worker Adjustment and Retraining Notification Act (WARN), or similar state statutes; all claims under the Americans with Disabilities Act; all claims under the Age Discrimination in Employment Act (“ADEA”); all claims under the Older Workers Benefit Protection Act (“OWBPA”); all claims under the Fair Labor Standards Act; all claims under the National Labor Relations Act; all claims under the Family and Medical Leave Act; all claims under the Employee Retirement Income Security Act; all claims under 42 U.S.C. § 1981; all claims under Chapter 760, Florida Statutes; all claims under Chapter 448, Florida Statutes; and all claims under other analogous foreign, federal, state, and local laws, regulation, statutes and ordinances; all claims under any principle of common law; all claims concerning any right to reinstatement; and all claims for any type of relief from any of the Releases, whether foreign, federal, state or local, whether statutory, regulatory or common law, and whether tort, contract or otherwise, through the date I sign this Release and Waiver. This release of claims does not affect (i) any pending claim for workers’ compensation benefits, (ii) my vested rights, if any, in AOLA’s 401(k) plan, (iii) my rights to exercise any and all AOLA stock options held by me that are exercisable during the applicable period of exercise and in accordance with all other terms of those options and the stock options plans, agreements, and notices under which such options were granted, or (iv) any rights to indemnification I may have under applicable law or AOLA or ___[insert name of appropriate entity] policy by virtue of my employment with ___[insert name of appropriate entity] for actions taken within the scope of my employment.

By signing below, I acknowledge that I have carefully reviewed and considered this Release and Waiver; that I fully understand all of its terms; and that I voluntarily agree to them.

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